Exhibit 99.3

News Release

Babcock & Wilcox Announces AI Data Center Power Generation Solution and Signs LNTP with Applied Digital to Design and Install One Gigawatt of Electric Power

(AKRON, Ohio – November 4, 2025) – Babcock & Wilcox (B&W) (NYSE: BW) announced today that it has further solidified its entry into the AI Data Center power supply market utilizing efficient and available steam generation technology with shorter time to market than traditional simple cycle power plants. B&W is also announcing an agreement for a limited notice to proceed for a project valued at over $1.5 billion to deliver one gigawatt of power for an Applied Digital (NASDAQ: APLD) AI Factory. Full contract release is anticipated in the first quarter of 2026.

B&W plans to design and install the plant’s four 300-megawatt natural gas-fired power plants consisting of proven boilers and associated steam turbines. The plant is targeted to begin operation in 2028. B&W also expects to sign an ongoing parts and services contract to support the facility once commercial operation begins.

“We’re proud to partner with B&W, a company with nearly 160 years of proven leadership in power generation,” said Wes Cummins, Chairman and Chief Executive Officer of Applied Digital. “Their advanced boiler and steam turbine technology delivers efficiency on par with the simple-cycle gas turbines we evaluated – while enabling faster deployment. This partnership enhances our ability to add more capacity to current and future sites, giving Applied Digital a distinct speed-to-market advantage in bringing power generation online.”

“B&W has designed and installed thousands of boilers and has more than 400 gigawatts of installed generating capacity at utility and industrial plants around the world,” said Kenneth Young, B&W Chairman and Chief Executive Officer. “Our solutions for AI Data Centers are proven technologies that utilize natural gas efficiently while providing reliable, redundant and readily available power faster than combined-cycle or simple-cycle plants. This approach leverages the core strengths of Babcock & Wilcox and represents an ideal solution to power data centers.”

“B&W also has extensive engineering, technology, construction and project management expertise, earned through decades of successfully executing some of the largest power projects in the global market,” Young said. “Our proven track record, as well as our broad experience in power plant operations and maintenance, will help assure a completely integrated, seamless solution for our customer from start to finish.”

About Babcock & Wilcox

Headquartered in Akron, Ohio, Babcock & Wilcox Enterprises, Inc. is a leader in energy and environmental products and services for power and industrial markets worldwide. Follow us on LinkedIn and learn more at babcock.com.

Forward-Looking Statements

B&W cautions that this release contains forward-looking statements, including, without limitation, statements relating to a limited notice to proceed, and an anticipated full notice to proceed, in connection with the design and installation of a one gigawatt power plant for an AI Data Center project. These forward-looking statements are based on management’s current expectations and involve a number of risks and uncertainties. For a more complete discussion of these risk factors, see our filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K. If one or more of these risks or other risks materialize, actual results may vary materially from those expressed. We caution readers not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and we undertake no obligation to update or revise any forward-looking statement, except to the extent required by applicable law.

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Investor Contact:	Media Contact:
Investor Relations	Ryan Cornell
Babcock & Wilcox	Public Relations
704.625.4944	Babcock & Wilcox
investors@babcock.com	330.860.1345
rscornell@babcock.com